Exhibit 99.1

COLONY CAPITAL ANNOUNCES THIRD QUARTER 2019 FINANCIAL RESULTS AND
STRATEGIC ASSET REVIEW UPDATE

Los Angeles, CA, November 8, 2019 - Colony Capital, Inc. (NYSE:CLNY) and subsidiaries (collectively, “Colony Capital,” or the “Company”) today announced its financial results for the third quarter ended September 30, 2019 and the Company’s Board of Directors declared a fourth quarter 2019 cash dividend of $0.11 per share to holders of Class A and Class B common stock.

“During the third quarter, we made great progress expanding our digital platform while further simplifying and focusing on harvesting or realigning valuable legacy businesses,” said Thomas. J. Barrack, Jr., Executive Chairman and Chief Executive Officer. “Following our recently completed combination with Digital Bridge Holdings, we are accelerating our transition and sharpening our focus on digital real estate and infrastructure, which will enable Colony Capital to capitalize on compelling, high-return opportunities in a sector positioned for continued strong secular growth. Next month we will provide more detail on our strategic plan and vision as we continue to reap liquidity from monetizations, re-focus legacy businesses into simpler silos and pivot into a hard asset solution provider to valued digital counterparties as we bridge the digital divide.”

Third Quarter 2019 Financial Results and Highlights

•
Third quarter 2019 U.S. GAAP net loss attributable to common stockholders was $(555.0) million, or $(1.16) per share, and Core FFO was $101.6 million, or $0.19 per share; and for the nine months ended September 30, 2019, U.S. GAAP net loss attributable to common stockholders was $(1,126.0) million, or $(2.35) per share, and Core FFO was $218.7 million, or $0.42 per share

•
Third quarter 2019 U.S. GAAP net loss notably included reductions of goodwill, impairments of real estate and provision for loan losses totaling $540.3 million for the Company's share, of which $387.0 million was attributable to the reduction of goodwill primarily as a result of the pending sale of the Company’s industrial investment management business and related real estate portfolio, and the decrease in management fees from Colony Credit Real Estate, Inc. (NYSE: CLNC) resulting from impairments related to its portfolio bifurcation, both of which are ongoing components of the Company’s strategic repositioning to simplify and establish the leading platform for digital real estate and infrastructure

•
Excluding net losses of $4.4 million primarily related to net investment losses in Other Equity and Debt offset by the termination fee received from NorthStar Realty Europe Corp. (“NRE”), Core FFO was $106.0 million, or $0.20 per share; and for the nine months ended September 30, 2019, excluding net losses of $30.6 million, Core FFO was $249.3 million, or $0.48 per share

•	The Company’s Board of Directors declared and paid a third quarter 2019 dividend of $0.11 per share to holders of Class A and B common stock

•	During the third quarter 2019, the Company:

•
Successfully combined with Digital Bridge Holdings, LLC ("DBH"), the premier investment manager dedicated to digital real estate and infrastructure for $329 million of cash and OP unit consideration. Marc C. Ganzi, who co-founded DBH and is its Chief Executive Officer, will become the Chief Executive Officer of the Company no sooner than the end of 2020 following a transition period and will lead the Company’s strategic repositioning in becoming the leading platform for digital real estate and infrastructure with Thomas J. Barrack, Jr., who will resume the sole position of Executive Chairman

•
Completed the sale of NRE for $17.01 per share through which the Company received $96 million for its 11% ownership stake in NRE representing a net cash gain of approximately $22 million, or 30% above the Company’s cost basis, in addition to the remaining $65 million of the $70 million lump sum incentive and termination fee payment

•
Entered into definitive agreements for the sale of the Company’s light industrial portfolio, including the related operating platform, for an aggregate $5.7 billion, which is anticipated to result in net cash sale proceeds of approximately $1.2 billion representing a net cash gain of approximately $450 million

•
Completed the planned sales and/or monetization of $272 million of assets and net equity proceeds within the Other Equity and Debt segment, inclusive of the Company’s 11% equity interest in NRE; and for the nine months ended September 30, 2019, $651 million of assets within the Other Equity and Debt segment were sold or monetized resulting in net equity proceeds of $531 million

•
Held the first closing of its fifth global real estate credit fund (the “Global Credit Fund”) with total capital commitments of $428 million, inclusive of capital commitments of $121 million from certain subsidiaries of the Company, which may decrease to no less than 5% of total commitments from total third party commitments to the Global Credit Fund

•	Entered into a series of transactions effectively terminating and settling the Company's $2 billion notional interest rate swap in the aggregate amount of $365 million

•	Subsequent to the third quarter 2019:

•
The Company refinanced a £212 million loan on a U.K. portfolio of senior housing assets with an interest rate of LIBOR plus 4.25% with a new £223 million fully extended five-year loan with an interest rate of LIBOR plus 3.75%; this refinancing, along with previously completed refinancing transactions this year, addresses all material near-term healthcare real estate loan maturities

•
The Company achieved approximately 80% of the expected total $50 to $55 million ($45 to $50 million on a cash basis) of the previously announced annual compensation and administrative cost savings on a run rate basis through various initiatives with the balance expected to be achieved before year-end 2019

•
CLNC announced the bifurcation of its assets into a portfolio of core investments (“Core Portfolio”) and a portfolio of legacy, non-strategic investments that will advance its strategic plan to focus on key real estate credit investments and asset management competencies

•
In conjunction with its focus on its Core Portfolio, CLNC meaningfully reduced the undepreciated book value of its non-strategic assets to better reflect its market value and reset its annualized dividend from $1.74 per share to $1.20 per share, which is now fully covered by in-place Core Earnings from its Core Portfolio alone

•
Further, the Company amended its management agreement with CLNC to make effective in the beginning of the fourth quarter 2019 the alignment of the fee base with the newly reduced book value, which results in a decrease in annual base management fees from $45 million to $33 million

•
The liquidation of legacy, non-strategic investments and capital redeployment into the Core Portfolio, combined with the reduced management fee, are expected to increase CLNC’s Core Earnings and narrow the discount between CLNC’s share price and book value, of which the Company’s 36% interest represents approximately $850 million of undepreciated book value

•
The Company delivered a non-binding letter to the independent directors of CLNC seeking to explore with CLNC the possible internalization of its management agreement and a transfer of the Company’s private credit investment management business to CLNC to (i) further the Company’s strategic repositioning to simplify and establish the leading platform for digital real estate and infrastructure and (ii) position CLNC to become a leading independent real estate credit REIT with a clearly defined strategy positioned for greater growth

•	As of November 5, 2019, the Company had approximately $620 million of liquidity through availability under its revolving credit facility and cash-on-hand
For more information and a reconciliation of net income/(loss) to common stockholders to Core FFO and/or NOI, please refer to the non-GAAP financial measure definitions and tables at the end of this press release.

Strategic Asset Review Update
In September 2019, the Company introduced “Colony Capital 2.0,” which is available on the Company’s website along with the corresponding replay of the webcast presentation. As follow up, we target providing more information about our strategic plan by mid-December 2019. The next set of disclosures regarding our strategic plan is expected to broadly outline topics such as the Company’s asset rotation plan, capital allocation policy, target investment profile and capital structure, and the vision for establishing the leading platform for digital real estate and infrastructure. The strategic plan continues to undergo review by management with the Strategic Asset Review Committee, the Board of Directors and an independent advisor. Critical precursors to our digital transformation have already been executed or are well underway as highlighted above including the sale of the industrial business and NRE, the portfolio bifurcation and repositioning at CLNC and its potential internalization, the stabilization of the healthcare real estate portfolio’s capital structure and significant progress on costs savings related to the corporate restructuring and reorganization plan. While many alternatives have been reviewed and discussed, if the final strategic plan adopted by the Company contemplates a decision to shorten our hold period for the Company’s legacy assets including certain of its real estate holdings and investment management businesses, the Company expects that such a decision, if and when made, may result in a significant impairment in the carrying value of its investments, specifically certain of its healthcare and hospitality assets, in addition to goodwill. As of September 30, 2019, the healthcare and hospitality segments had consolidated net equity carrying values of $1.6 billion and $0.9 billion, respectively, while the consolidated net carrying value of goodwill and intangible assets was $1.6 billion. As of September 30, 2019, the Company owned 71% of its healthcare segment and 94% of its hospitality segment.

Third Quarter 2019 Operating Results and Investment Activity by Segment
Colony Capital holds investment interests in six reportable segments: Healthcare Real Estate; Industrial Real Estate; Hospitality Real Estate; CLNC; Other Equity and Debt; and Investment Management.

Healthcare Real Estate
As of September 30, 2019, the consolidated healthcare portfolio consisted of 371 properties (404 buildings): 164 senior housing properties, 106 medical office properties, 89 skilled nursing facilities and 12 hospitals. The Company’s equity interest in the consolidated Healthcare Real Estate segment was approximately 71% as of September 30, 2019. The healthcare portfolio earns rental income from our senior housing, skilled nursing facilities and hospital assets that are under net leases to single tenants/operators and from medical office buildings which are both single tenant and multi-tenant. In addition, we also earn resident fee income from senior housing properties that are managed by operators under a REIT Investment Diversification and Empowerment Act of 2007 (“RIDEA”) structure.

During the third quarter 2019, this segment’s net loss attributable to common stockholders was $(82.8) million, Core FFO was $16.1 million and consolidated NOI was $71.3 million. Net loss included the Company’s share of impairments of $73.0 million related primarily to assets, which have been or will be marketed for sale in the near term and have fair market values below their prior respective carrying values. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. In the third quarter 2019, healthcare same store portfolio sequential quarter to quarter comparable NOI decreased (7.0)% and compared to the same period last year, third quarter 2019 same store NOI decreased (6.3)%. Third quarter 2019 same store NOI included a $1.6 million consolidated, or $1.2 million CLNY OP share, one-time write-off of a certain tenant rent receivable in the Hospitals portfolio and second quarter 2019 same store NOI included a $0.9 million consolidated, or $0.7 million CLNY OP share, one-time recovery of a certain tenant rent receivable in the Skilled Nursing Facilities portfolio. Excluding these one-time items from same store NOI, the healthcare same store portfolio sequential quarter to quarter comparable NOI would have decreased (3.7)%. This decrease was primarily due to increased wages without offsetting revenue absorption from increased competition in the Senior Housing Operating portfolio and lower rent collections from certain tenants in the Triple-Net Lease Senior Housing and Medical Office Buildings portfolios. The healthcare same store portfolio is defined as properties in operation throughout the full periods presented under the comparison and included 371 properties in the comparisons. Properties acquired or disposed during these periods are excluded for the same store portfolio.

The following table presents NOI and certain operating metrics by property types in the Company’s Healthcare Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI(1)	Consolidated NOI		Occupancy %(2)		TTM Lease Coverage(3)
($ in millions)	Q3 2019	Q3 2019	Q3 2019	Q2 2019	Q3 2019	Q2 2019	6/30/19	3/31/19
Senior Housing - Operating	$15.6	$11.1	$15.6	$16.4	85.3%	84.8%	N/A	N/A
Medical Office Buildings (MOB)	12.9	9.1	12.9	13.5	82.2%	82.1%	N/A	N/A
Triple-Net Lease:
Senior Housing	14.1	10.0	14.1	15.3	80.5%	80.9%	1.2x	1.3x
Skilled Nursing Facilities	25.5	18.1	23.4	24.2	82.5%	83.3%	1.2x	1.2x
Hospitals	3.2	2.3	3.2	5.0	58.3%	63.4%	2.7x	2.4x
Healthcare Total	$71.3	$50.6	$69.2	$74.4
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(1)	CLNY OP Share NOI represents third quarter 2019 Consolidated NOI multiplied by CLNY OP’s ownership interest as of September 30, 2019.

(2)
Occupancy % for Senior Housing - Operating represents average during the presented quarter, for MOB’s represents as of last day in the quarter and for other types represents average during the prior quarter.

(3)	Represents the ratio of the tenant’s/operator’s EBITDAR to cash rent payable to the Company’s Healthcare Real Estate segment on a trailing twelve month basis.

Asset Dispositions and Financing
During the third quarter 2019, the Healthcare Real Estate segment disposed of nine skilled nursing facilities for $102 million, or $73 million CLNY OP share resulting in net equity proceeds of $36 million, or $26 million CLNY OP share.

Subsequent to the third quarter 2019, the Healthcare Real Estate segment refinanced a £212 million loan on a portfolio of senior housing assets in the United Kingdom with an interest rate of LIBOR plus 4.25% with a new £223 million fully extended five-year loan with an interest rate of LIBOR plus 3.75%. This refinancing, along with previously completed refinancing transactions this year, addresses all material near term healthcare loan maturities.

Industrial Real Estate
The Company's light industrial portfolio and related operating platform are under contract for approximately $5.7 billion. The sale is anticipated to close in the fourth quarter of 2019, subject to customary closing conditions. Accordingly, for all current and prior periods presented, the related assets and liabilities of the industrial segment are presented as assets and liabilities held for sale on the consolidated balance sheet and the related operating results are presented as income from discontinued operations on the consolidated statement of operations. The portfolio of bulk industrial assets is now excluded from the light industrial sale agreement, but is still held for sale. The Company is in the process of negotiating an agreement to sell the bulk industrial assets with another third party on substantially the same economic terms as the prior agreement; however, there can be no assurances that a sale of the bulk industrial assets will be completed on the terms contemplated or at all.

As of September 30, 2019, the consolidated light industrial portfolio consisted of 450 light industrial buildings totaling 57.4 million rentable square feet across 26 major U.S. markets and was 91% leased. The Company’s equity interest in the consolidated light industrial portfolio was approximately 34% as of September 30, 2019 and June 30, 2019. Total third-party capital commitments in the light industrial portfolio were approximately $1.7 billion compared to cumulative balance sheet contributions of $749 million as of September 30, 2019. The light industrial portfolio is composed of and primarily invests in light industrial properties in infill locations in major U.S. metropolitan markets generally targeting multi-tenanted warehouses less than 250,000 square feet.

As of September 30, 2019, the consolidated bulk industrial portfolio consisted of six bulk industrial buildings totaling 4.2 million rentable square feet across five major U.S. markets and was 67% leased. The Company's equity interest in the consolidated bulk industrial portfolio was approximately 51%, or $72 million, with the other 49% owned by third-party capital, which is managed by the Company's industrial operating platform.

As of September 30, 2019, the Company owned a 100% interest in the related industrial operating platform, which manages both the light and bulk industrial assets.

During the third quarter 2019, this segment’s net income attributable to common stockholders was $10.3 million, Core FFO was $14.3 million and consolidated NOI was $66.8 million. In the third quarter 2019, light industrial same store portfolio sequential quarter to quarter comparable rental revenue increased 0.9% and NOI increased 2.1%. Compared to the same period last year, third quarter 2019 light industrial same store rental revenue increased 3.3% and NOI increased 4.7%. The sequential quarter to quarter and year over year increase in NOI was primarily due to higher contractual rental revenue from new leases and lease renewals at favorable rates. The Company’s light industrial same store portfolio consisted of 311 buildings. The same store light industrial portfolio is defined once a year at the beginning of the current calendar year and includes buildings that were owned and stabilized throughout the entirety of both the current and prior calendar years. Properties acquired or disposed of after the same store portfolio is determined are excluded. Stabilized properties are defined as properties owned for more than one year or are greater than 90% leased. Light industrial same store NOI excludes lease termination fee revenue.

The following table presents NOI and certain operating metrics in the Company’s Industrial Real Estate segment:

	Consolidated	CLNY OP	Same Store
	NOI	Share NOI (1)	Consolidated NOI		Leased %(2)
($ in millions)	Q3 2019	Q3 2019	Q3 2019	Q2 2019	9/30/19	6/30/19
Light Industrial	$63.3	$21.2	$43.1	$42.2	95.0%	94.5%
Bulk Industrial	3.5	1.8	3.5	3.0	67.4%	67.4%
Total Industrial	$66.8	$23.0
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(1)	CLNY OP Share NOI represents third quarter 2019 Consolidated NOI multiplied by CLNY OP’s ownership interest as of September 30, 2019.

(2)	Leased % as of the reported date represents square feet under executed leases, some of which may not have taken occupancy.

Hospitality Real Estate
As of September 30, 2019, the consolidated hospitality portfolio consisted of 158 properties: 88 select service properties, 66 extended stay properties and 4 full service properties. The Company’s equity interest in the consolidated Hospitality Real Estate segment was approximately 94% as of September 30, 2019. The hospitality portfolio consists primarily of premium branded select service hotels and extended stay hotels located mostly in major metropolitan markets, of which a majority are affiliated with top hotel brands. The select service hospitality portfolio referred to as the THL Hotel Portfolio, which the Company acquired through consensual transfer during the third quarter 2017, is not included in the Hospitality Real Estate segment and is included in the Other Equity and Debt segment.

During the third quarter 2019, this segment’s net loss attributable to common stockholders was $(28.4) million, Core FFO was $35.3 million and consolidated NOI before FF&E Reserve was $77.4 million. Net loss included the Company’s share of impairments of $28.1 million related primarily to assets, which have been or will be put up for sale in the near term and have fair market values below their prior respective carrying values. Impairments are added back to the Company's net income (loss) to calculate FFO and Core FFO. Compared to the same period last year, third quarter 2019 hospitality same store portfolio revenue increased 0.4% and NOI before FF&E Reserve increased 2.4%, primarily due to a one-time $1.6 million benefit from the reversal of property taxes that were accrued prior to 2018. Excluding the one-time reversal, third quarter 2019 NOI before FFE Reserve was flat compared to the same period last year. The Company’s hotels typically experience seasonal variations in occupancy which may cause quarterly fluctuations in revenues and therefore sequential quarter to quarter revenue and NOI before FF&E Reserve result comparisons are not meaningful. The hospitality same store portfolio is defined as hotels in operation throughout the full periods presented under the comparison and included 158 hotels.

The following table presents NOI before FF&E Reserve and certain operating metrics by brands in the Company’s Hospitality Real Estate segment:

			Same Store
	Consolidated	CLNY OP Share	Consolidated				Avg. Daily Rate		RevPAR(3)
	NOI before FF&E Reserve(1)	NOI before FF&E Reserve(2)	NOI before FF&E Reserve		Occupancy %(4)		(In dollars)(4)		(In dollars)(4)
($ in millions)	Q3 2019	Q3 2019	Q3 2019	Q3 2018	Q3 2019	Q3 2018	Q3 2019	Q3 2018	Q3 2019	Q3 2018
Marriott	$40.1	$37.7	$57.0	$57.2	77.4%	77.8%	$130	$130	$101	$101
Hilton	34.2	32.1	15.4	13.6	83.7%	84.8%	133	132	111	112
Other	3.1	2.9	4.8	4.6	86.6%	85.4%	139	139	120	118
Total/W.A.	$77.4	$72.7	$77.2	$75.4	79.0%	79.4%	$131	$131	$104	$104
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(1)	Third quarter 2019 consolidated FF&E reserve was $9.4 million.

(2)	CLNY OP Share NOI before FF&E Reserve represents third quarter 2019 Consolidated NOI before FF&E Reserve multiplied by CLNY OP’s ownership interest as of September 30, 2019.

(3)	RevPAR, or revenue per available room, represents a hotel's total guestroom revenue divided by the room count and the number of days in the period being measured.

(4)	For each metric, data represents average during the presented quarter.

Asset Dispositions
During the third quarter 2019, the Hospitality Real Estate segment disposed of six unencumbered hotels resulting in net proceeds of $47 million.

Colony Credit Real Estate, Inc. (“CLNC”)
Colony Credit Real Estate, Inc. is a commercial real estate credit REIT, externally managed by the Company, with $5.6 billion in assets and $2.2 billion in GAAP book equity value as of September 30, 2019. The Company owns 48.0 million shares and share equivalents, or 36%, of CLNC and earns an annual base management fee of 1.5% on stockholders’ equity (as defined in the CLNC management agreement, which was recently amended) and an incentive fee of 20% of CLNC’s Core Earnings over a 7% hurdle rate.

CLNC announced the bifurcation of its assets into (i) a Core Portfolio consisting of senior loans, mezzanine loans, preferred equity, CRE debt securities and net lease real estate and (ii) a portfolio of legacy, non-strategic investments consisting of operating real estate, real estate private equity interests and certain retail and other legacy loans originated prior to the formation of CLNC. This bifurcation will allow CLNC to focus on the divestment of its legacy, non-strategic portfolio to redeploy into and grow its Core Portfolio. In conjunction with its focus on its Core Portfolio, CLNC meaningfully reduced the undepreciated book value of its non-strategic assets to better reflect its market value and reset its annualized dividend from $1.74 per share to $1.20 per share, which is now fully covered by in place Core Earnings from its Core Portfolio alone. As a result of the meaningful reduction to CLNC’s book value, the Company amended its management agreement with CLNC to align the fee base with the newly reduced book value, which results in a decrease in annual base management fees from $45 million to $33 million effective in the beginning of the fourth quarter 2019. The liquidation of legacy, non-strategic investments and capital redeployment into the Core Portfolio, combined with the reduced management fee, are expected to increase CLNC’s Core Earnings and narrow the discount between CLNC’s share price and book value, of which the Company’s 36% interest represents approximately $850 million of undepreciated book value.

CLNC also amended its definition of Core Earnings to include provision for loan losses, but exclude realized and unrealized real estate gains and losses (consistent with NAREIT FFO) and earnings related to legacy, non-strategic assets and businesses to focus its results on the earnings of its Core Portfolio and better align comparability to the non-GAAP earnings definitions of its peers. During the third quarter 2019, this segment’s net income attributable to common stockholders was $7.3 million and Core FFO was $16.3 million. CLNY’s Core FFO pickup from CLNC represents a 36% share of CLNC's Core Earnings. Please refer to CLNC's earnings release, portfolio bifurcation plan and financial supplemental furnished on its Form 8-K and its Quarterly Report on its Form 10-Q filed with the SEC for additional details.

On November 6, 2019, Thomas J. Barrack, Jr., the Executive Chairman and Chief Executive Officer of the Company, delivered a non-binding letter to CLNC’s independent directors, seeking to explore with CLNC the possible internalization of its management and a transfer of the Company’s credit management business to CLNC to (i) further the Company’s strategic repositioning to simplify and establish the leading platform for digital real estate and infrastructure and (ii) position CLNC to become a leading independent real estate credit REIT with a clearly defined strategy positioned for greater growth. There can be no assurance that the Company and CLNC will reach an agreement with respect to an internalization or any of the other matters described in the letter, that the nature or terms of an internalization or any such other matters will not differ from the description in the letter, or that an internalization or any such other matters will be completed. Please refer to the Company’s Schedule 13-D/A filed with the SEC with respect to CLNC’s shares of Class A common stock filed with the SEC on November 7, 2019 for additional details.

Other Equity and Debt
The Company owns a diversified group of strategic and non-strategic real estate and real estate-related debt and equity investments. Strategic investments include investments for which the Company acts as a general partner and/or manager (“GP Co-Investments”) and receives various forms of investment management economics on the related third-party capital. Non-strategic investments are composed of those investments the Company does not intend to own for the long term including other real estate equity including the THL Hotel Portfolio and the Company’s interest in Albertsons; real estate debt; net leased assets; and multiple classes of commercial real estate (“CRE”) securities.

During the third quarter 2019, this segment’s aggregate net loss attributable to common stockholders was $(17.0) million and Core FFO was $(11.0) million. Net loss included the Company’s share of real estate impairments of $39.6 million primarily related to a portfolio of three U.S. multi-tenant office properties, which are held for sale and have fair market values lower than their prior respective carrying values, and various other investments including CRE securities, a mixed use asset in the United Kingdom and residential land. $31.6 million of the $39.6 million impairments related to consolidated real estate investments, which are added back to the Company's net loss to calculate FFO and Core FFO. Net loss also included the Company’s share of provision for loan losses of $12.6 million primarily related to a loan encumbered by a retail property. Provisions for loan losses are not added back to the Company's net loss to calculate FFO and Core FFO. In connection with the sale of the Company's 11% ownership position in NRE, the Company received $96 million in net proceeds resulting in a gain of $12 million against its GAAP carrying value and a $22 million Core FFO gain (Core FFO includes an additional $10 million gain, which was recognized in a previous quarter in the Company’s net income (loss), but not for Core FFO).

In addition to the $8.0 million of impairments in unconsolidated joint ventures, $12.6 million of provision for loan losses and $22 million NRE gain, Core FFO also included $39.2 million of net investment losses primarily related to the sale of a portfolio of U.S. multi-tenant office properties. This loss was anticipated in the fourth quarter of 2018, when the Company recorded a related impairment, which was added back to the Company’s net income (loss) to calculate Core FFO in the fourth quarter of 2018.

As of September 30, 2019, the undepreciated carrying value of assets and equity within the Other Equity and Debt segment were $2.8 billion and $1.6 billion, respectively.

	CLNY OP Share
	Undepreciated Carrying Value
	September 30, 2019		June 30, 2019
($ in millions)	Assets	Equity	Assets	Equity
Strategic:
GP co-investments	$1,145	$663	$1,176	$707
Interest in NRE	—	—	87	87
Strategic Subtotal	1,145	663	1,263	794

Non-Strategic:
Other Real Estate Equity & Albertsons	1,185	546	1,285	596
Real Estate Debt	244	244	274	274
Net Lease Real Estate Equity	184	80	184	77
CRE Securities and Real Estate Private Equity Funds	65	65	67	67
Non-Strategic Subtotal	1,678	935	1,810	1,014
Total Other Equity and Debt	$2,823	$1,598	$3,073	$1,808

Other Equity and Debt Segment Asset Dispositions
During the third quarter 2019, the Company completed the planned sales and/or monetization of $272 million of assets and net equity proceeds from various investments, including $96 million from the sale of the Company's 11% equity interest in NRE, $148 million from the GP co-investments category, $24 million from the Other Real Estate Equity category, and $4 million from the Real Estate Debt category.

Investment Management
The Company’s Investment Management segment includes the business and operations of managing capital on behalf of third-party investors through closed and open-end private funds, and traded and non-traded real estate investment trusts. As of September 30, 2019, the Company had $39.3 billion of third-party AUM compared to $28.6 billion as of June 30, 2019. As of September 30, 2019, Fee-Earning Equity Under Management (“FEEUM”) was $22.4 billion compared to $18.0 billion as of June 30, 2019. The increase in FEEUM was primarily attributable to the acquisition of Digital Bridge Holdings partially offset by the sale of NRE and other assets. During the third quarter 2019, this segment’s aggregate net loss attributable to common stockholders was $(287.8) million and Core FFO was $100.2 million. Net loss included a $387.0 million reduction to goodwill as a result of the pending sale of the Industrial platform and real estate portfolio and the decrease in management fees from CLNC resulting from its reduced fee base, in connection with its portfolio bifurcation. The reduction of goodwill is added back to the Company's net loss to calculate Core FFO. Further, net loss included the accelerated amortization of investment management intangibles of $52.6 million and $12.6 million of severance and payroll taxes related to the termination of NRE’s management agreement resulting from its sale, which are added back to the Company's net loss to calculate Core FFO. These were offset by $43.0 million of termination fee income and $21.5 million of realized incentive fee income from NRE, which were subject to taxes and/or incentive fee compensation; $35.6 million of unrealized carried interest income accrual related to the anticipated sale of the industrial portfolio, which had a corresponding incentive fee expense for managements 50% share; and a $51.4 million gain from the remeasurement of our 50% interest in the manager of the $4 billion Digital Colony Partners fund resulting from the acquisition of DBH. The remeasurement gain is excluded in the calculation of Core FFO.

Digital Bridge Holdings, LLC ("DBH")
On July 25, 2019, the Company completed its combination with DBH for $329 million of cash and OP unit consideration to strategically reposition the Company to become a leading owner and investment manager of assets, businesses, and investment management products in which the digital and real estate frontiers intersect. DBH manages nearly $20 billion of digital infrastructure globally, directly and through Digital Colony Partners (DCP), and pro forma for DCP’ pending Zayo Group Holdings, Inc. acquisition, which has received shareholder approval and is on track to close in the first quarter of 2020. For more information, please refer to the Company's press release announcing the DBH transaction on July 25, 2019 and the Form 8-K filed by the Company with the SEC on July 30, 2019.

On October 1, 2019, DCP completed the acquisition of Beanfield Technologies Inc. in Canada. Beanfield owns and operates a 220 mile dense metro fiber network in Toronto and Montreal and represents a compelling investment for DCP. Beanfield is DCP’s second foray in Canada with Aptum, the first Canadian investment, closing earlier this year. Aptum is a leading provider of colocation, network connectivity, and managed services with a portfolio of 14 data centers across the US and Canada and a metro fiber network of over 2,000 route miles in greater Toronto and Montreal. With the incremental equity investment of $100 million into Beanfield, DCP is now 44% committed (pro forma for the completion of the Zayo acquisition).

NRE Termination
On September 30, 2019, the Company completed the sale of NRE for $17.01 per share. The sale resulted in the termination of the Company’s management agreement with NRE for which the Company received the $65 million balance of the $70 million lump sum incentive and termination fee payment ($5 million was paid to the Company in the second quarter of 2019). The $65 million was split between a $43 million termination fee and $22 million incentive fee income, which were subject to taxes and/or incentive fee compensation expense.

In connection with the sale of NRE and termination of the Company’s management agreement with NRE, for the third quarter 2019, the Company’s Consolidated Statement of Operations included approximately $26 million of one-time compensation costs, which represent the acceleration of NRE equity awards held by certain employees and other cash compensation paid by NRE to certain employees. The full amount of these compensation costs were paid by NRE; as a result, a corresponding $26 million offset was recorded in Other Income. In addition, the Company was responsible for severance and payroll taxes for certain employees dedicated to NRE’s business of $13 million, which was added back to the Company's net loss to calculate Core FFO.

Global Credit Fund
On July 29, 2019, the Company, through wholly-owned subsidiaries of its operating company, Colony Capital Operating Company, LLC (“OP”), held the first closing of its Global Credit Fund, a United States dollar and Euro denominated fund structure primarily focused on opportunistic credit investments in Europe. The Global Credit Fund has total capital commitments of approximately $428 million (€384 million), inclusive of capital commitments of approximately $121 million (€109 million) by certain wholly-owned subsidiaries of the OP (“Sponsor Commitment”). The general partner of the Global Credit Fund may reduce the Sponsor Commitment to no less than 5% of total commitments from total partner commitments to the Global Credit Fund.

Energy Strategic Joint Venture
During the third quarter 2019, the Company’s energy investment management arm, Alpine Energy Capital (formerly known as Colony HB2 Energy) formed a strategic joint venture with California Resources Corporation (NYSE: CRC), to which Alpine has committed to fund $320 million for the development of CRC’s flagship Elk Hills field. Alpine is a joint venture between the Company and Sam Zell’s Equity Group Investments, led by Alpine’s seasoned management team, including Chairman Craig Perry and Chief Investment Officer Bill Wicker, along with Chief Operating Officer Michael McCoy and Chief Exploration Officer Elliott Hough.

Assets Under Management (“AUM”)
As of September 30, 2019, the Company had $53 billion of AUM:

	September 30, 2019		June 30, 2019
($ in billions)	Amount	% of Grand Total	Amount	% of Grand Total

Balance Sheet (CLNY OP Share):
Healthcare	$3.7	6.9%	$3.9	9.0%
Industrial	1.7	3.2%	1.7	3.9%
Hospitality	3.8	7.1%	3.9	9.0%
Other Equity and Debt	2.8	5.3%	3.1	7.2%
CLNC(1)	2.0	3.8%	2.1	4.8%
Balance Sheet Subtotal	14.0	26.3%	14.7	33.9%

Investment Management:
Digital Bridge Holdings(2)	13.8	25.9%	1.9	4.4%
Institutional Funds	10.6	19.9%	10.2	23.6%
Colony Credit Real Estate (NYSE:CLNC)(3)	3.5	6.6%	3.7	8.5%
Retail Companies	3.4	6.4%	3.4	7.9%
NorthStar Realty Europe (NYSE:NRE)	—	—%	1.5	3.5%
Non-Wholly Owned REIM Platforms(4)	8.0	14.9%	7.9	18.2%
Investment Management Subtotal	39.3	73.7%	28.6	66.1%

Grand Total	$53.3	100.0%	$43.3	100.0%
___________________________________________________

(1)	Represents the Company’s 36% ownership share of CLNC’s total pro-rata share of assets of $5.6 and $5.8 billion as of September 30, 2019 and June 30, 2019, respectively.

(2)	Second quarter 2019 reflects 50% of Digital Colony Partners AUM which in previous quarters was included in Non-Wholly Owned REIM Platforms.

(3)	Represents third-party 64% ownership share of CLNC’s total pro-rata share of assets of $5.6 and $5.8 billion as of September 30, 2019 and June 30, 2019, respectively.

(4)	REIM: Real Estate Investment Management

Liquidity and Financing
As of November 5, 2019, the Company had an outstanding balance of $185 million on its revolving credit facility, resulting in approximately $620 million of liquidity through availability under its revolving credit facility and cash-on-hand.

$2 Billion Notional Interest Rate Swap
In connection with the merger among NorthStar Asset Management Group Inc., Colony Capital, Inc. and NorthStar Realty Finance Corp., the Company assumed a $2 billion notional forward interest rate swap originally entered into in June 2015 to hedge against potential increases in interest rates upon the December 2019 maturity of certain Healthcare mortgage debt. This debt was recently refinanced at the end of the second quarter 2019 and since the time of the refinancing, the Company, through a series of transactions in the third quarter, effectively unwound the entire swap for an aggregate $365 million, of which $224 million has been paid in cash with the remaining $141 million due to the counterparty in December 2019. As a result, the Company recorded total GAAP loss in the third quarter of $91 million (a loss of $2 million will be recorded in the fourth quarter), which represents the difference between the total settlement value and the fair value of the swap as of June 30, 2019 of $272 million. For Core FFO purposes, the Company has revised the definition of Core FFO to exclude all losses related to the swap because the swap was an economic hedge against the refinancing risk of the maturing debt in the Healthcare portfolio and Core FFO does not recognize any realized gains or losses within our real estate verticals or investment management businesses. Core FFO only includes realized gains and losses from the Other Equity and Debt segment.

Common Stock and Operating Company Units
As of November 5, 2019, the Company had 487.7 million shares of Class A and B common stock outstanding and the Company’s operating partnership had 52.6 million operating company units outstanding held by members other than the Company or its subsidiaries, which includes 21.5 million operating company units issued on July 25, 2019 as part of the consideration for the acquisition of Digital Bridge Holdings.

As of November 5, 2019, the Company had $247 million remaining under its share repurchase program.

Common and Preferred Dividends
On August 6, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the third quarter of 2019, which was paid on October 15, 2019 to respective stockholders of record on September 30, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on November 15, 2019 to the respective stockholders of record on November 8, 2019 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends were paid on October 15, 2019 to the respective stockholders of record on October 10, 2019.

On November 6, 2019, the Company’s Board of Directors declared a quarterly cash dividend of $0.11 per share to holders of Class A and Class B common stock for the fourth quarter of 2019, which will be paid on January 15, 2020 to respective stockholders of record on December 31, 2019. The Board of Directors also declared cash dividends with respect to each series of the Company’s cumulative redeemable perpetual preferred stock each in accordance with terms of such series as follows: (i) with respect to each of the Series B stock - $0.515625 per share and Series E stock - $0.546875 per share, such dividends to be paid on February 18, 2020 to the respective stockholders of record on February 10, 2020 and (ii) with respect to each of the Series G stock - $0.46875 per share, Series H stock - $0.4453125 per share, Series I stock - $0.446875 per share and Series J stock - $0.4453125 per share, such dividends to be paid on January 15, 2020 to the respective stockholders of record on January 10, 2020.

Non-GAAP Financial Measures and Definitions
Assets Under Management (“AUM”)
Assets for which the Company and its affiliates provide investment management services, including assets for which the Company may or may not charge management fees and/or performance allocations. AUM is based on reported gross undepreciated carrying value of managed investments as reported by each underlying vehicle at September 30, 2019. AUM further includes a) uncalled capital commitments and b) includes the Company’s pro-rata share of each affiliate non wholly-owned real estate investment management platform’s assets as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of AUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

CLNY Operating Partnership (“CLNY OP”)
The operating partnership through which the Company conducts all of its activities and holds substantially all of its assets and liabilities. CLNY OP share excludes noncontrolling interests in investment entities.

Fee-Earning Equity Under Management (“FEEUM”)
Equity for which the Company and its affiliates provides investment management services and derives management fees and/or performance allocations. FEEUM generally represents a) the basis used to derive fees, which may be based on invested equity, stockholders’ equity, or fair value pursuant to the terms of each underlying investment management agreement and b) the Company’s pro-rata share of fee bearing equity of each affiliate as presented and calculated by the affiliate. Affiliates include RXR Realty LLC, American Healthcare Investors and Hamburg Trust. The Company's calculations of FEEUM may differ materially from the calculations of other asset managers, and as a result, this measure may not be comparable to similar measures presented by other asset managers.

Funds From Operations (“FFO”) and Core Funds From Operations (“Core FFO”)
The Company calculates funds from operations (“FFO”) in accordance with standards established by the Board of Governors of the National Association of Real Estate Investment Trusts, which defines FFO as net income or loss calculated in accordance with GAAP, excluding (i) extraordinary items, as defined by GAAP; (ii) gains and losses from sales of depreciable real estate; (iii) impairment write-downs associated with depreciable real estate; (iv) gains and losses from a change in control in connection with interests in depreciable real estate or in-substance real estate, plus (v) real estate-related depreciation and amortization; and (vi) including similar adjustments for equity method investments. Included in FFO are gains and losses from sales of assets which are not depreciable real estate such as loans receivable, equity method investments, as well as equity and debt securities, as applicable.

The Company computes core funds from operations (“Core FFO”) by adjusting FFO for the following items, including the Company’s share of these items recognized by its unconsolidated partnerships and joint ventures: (i) gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO; (ii) gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment; (iii) equity-based compensation expense; (iv) effects of straight-line rent revenue and expense; (v) amortization of acquired above- and below-market lease values; (vi) amortization of deferred financing costs and debt premiums and discounts; (vii) unrealized fair value gains or losses on interest rate and foreign currency hedges, and foreign currency remeasurements and realized gains and losses on interest rate hedging instruments existing at the time of the January 2017 merger with remaining terms greater than one year that served as economic hedges for any financing or refinancing of the Company's real estate verticals; (viii) acquisition and merger related transaction costs; (ix) restructuring and merger integration costs; (x) amortization and impairment of finite-lived intangibles related to investment management contracts and customer relationships; (xi) gain on remeasurement of consolidated investment entities and the effect of amortization thereof; (xii) non-real estate depreciation and amortization; (xiii) change in fair value of contingent consideration; and (xiv) tax effect on certain of the foregoing adjustments. Beginning with the first quarter of 2018, the Company’s Core FFO from its interest in Colony Credit Real Estate (NYSE: CLNC) and NorthStar Realty Europe (NYSE: NRE) represented its percentage interest multiplied by CLNC’s Core Earnings and NRE’s Cash Available for Distribution (“CAD”), respectively. Refer to CLNC’s and NRE's respective filings with the SEC for the definition and calculation of Core Earnings and CAD.

FFO and Core FFO should not be considered alternatives to GAAP net income as indications of operating performance, or to cash flows from operating activities as measures of liquidity, nor as indications of the availability of funds for our cash needs, including funds available to make distributions. FFO and Core FFO should not be used as supplements to or substitutes for cash flow from operating activities computed in accordance with GAAP. The Company’s calculations of FFO and Core FFO may differ from methodologies utilized by other REITs for similar performance measurements, and, accordingly, may not be comparable to those of other REITs.

The Company uses FFO and Core FFO as supplemental performance measures because, in excluding real estate depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that captures trends in occupancy rates, rental rates, and operating costs. The Company also believes that, as widely recognized measures of the performance of REITs, FFO and Core FFO will be used by investors as a basis to compare its operating performance with that of other REITs. However, because FFO and Core FFO exclude depreciation and amortization and capture neither the changes in the value of the Company’s properties that resulted from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s results from operations, the utility of FFO and Core FFO as measures of the Company’s performance is limited. FFO and Core FFO should be considered only as supplements to GAAP net income as a measure of the Company’s performance. Additionally, Core FFO excludes the impact of certain fair value fluctuations, which, if they were to be realized, could have a material impact on the Company’s operating performance. The Company also presents Core FFO excluding gains and losses from sales of certain investments as well as its share of similar adjustments for CLNC. The Company believes that such a measure is useful to investors as it excludes periodic gains and losses from sales of investments that are not representative of its ongoing operations.

Net Operating Income (“NOI”)
NOI for our real estate segments represents total property and related income less property operating expenses, adjusted for the effects of (i) straight-line rental income adjustments; (ii) amortization of acquired above- and below-market lease adjustments to rental income; and (iii) other items such as adjustments for the Company’s share of NOI of unconsolidated ventures.

The Company believes that NOI is a useful measure of operating performance of its respective real estate portfolios as it is more closely linked to the direct results of operations at the property level. NOI also reflects actual rents received during the period after adjusting for the effects of straight-line rents and amortization of above- and below- market leases; therefore, a comparison of NOI across periods better reflects the trend in occupancy rates and rental rates of the Company’s properties.

NOI excludes historical cost depreciation and amortization, which are based on different useful life estimates depending on the age of the properties, as well as adjust for the effects of real estate impairment and gains or losses on sales of depreciated properties, which eliminate differences arising from investment and disposition decisions. This allows for comparability of operating performance of the Company’s properties period over period and also against the results of other equity REITs in the same sectors. Additionally, by excluding corporate level expenses or benefits such as interest expense, any gain or loss on early extinguishment of debt and income taxes, which are incurred by the parent entity and are not directly linked to the operating performance of the Company’s properties, NOI provides a measure of operating performance independent of the Company’s capital structure and indebtedness. However, the exclusion of these items as well as others, such as capital expenditures and leasing costs, which are necessary to maintain the operating performance of the Company’s properties, and transaction costs and administrative costs, may limit the usefulness of NOI. NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance. In addition, the Company’s methodology for calculating NOI involves subjective judgment and discretion and may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with other companies.

NOI before Reserve for Furniture, Fixtures and Equipment Expenditures (“NOI before FF&E Reserve”)
For our hospitality real estate segment, NOI before FF&E Reserve represents NOI before the deduction of reserve contributions for the repair, replacement and refurbishment of furniture, fixtures, and equipment ("FF&E"), which are typically 4% to 5% of revenues, and required under certain debt agreements and/or franchise and brand-managed hotel agreements.

Earnings Before Interest, Tax, Depreciation, Amortization and Rent (“EBITDAR”)
Represents earnings before interest, taxes, depreciation, amortization and rent for facilities accruing to the tenant/operator of the property (not the Company) for the period presented. The Company uses EBITDAR in determining TTM Lease Coverage for triple-net lease properties in its Healthcare Real Estate segment. EBITDAR has limitations as an analytical tool. EBITDAR does not reflect historical cash expenditures or future cash requirements for facility capital expenditures or contractual commitments. In addition, EBITDAR does not represent a property's net income or cash flow from operations and should not be considered an alternative to those indicators. The Company utilizes EBITDAR as a supplemental measure of the ability of the Company's operators/tenants to generate sufficient liquidity to meet related obligations to the Company.

TTM Lease Coverage
Represents the ratio of EBITDAR to recognized cash rent for owned facilities on a trailing twelve month basis. TTM Lease Coverage is a supplemental measure of a tenant’s/operator’s ability to meet their cash rent obligations to the Company. However, its usefulness is limited by, among other things, the same factors that limit the usefulness of EBITDAR.

The information related to the Company’s tenants/operators that is provided in this press release has been provided by, or derived from information provided by, such tenants/operators. The Company has not independently verified this information and has no reason to believe that such information is inaccurate in any material respect. The Company is providing this data for informational purposes only.

Third Quarter 2019 Conference Call
The Company will conduct a conference call to discuss the financial results on Friday, November 8, 2019 at 7:00 a.m. PT / 10:00 a.m. ET. To participate in the event by telephone, please dial (877) 407-4018 ten minutes prior to the start time (to allow time for registration). International callers should dial (201) 689-8471. The call will also be broadcast live over the Internet and can be accessed on the Public Shareholders section of the Company’s website at www.clny.com. A webcast of the call will be available for 90 days on the Company’s website.

For those unable to participate during the live call, a replay will be available starting November 8, 2019, at 10:00 a.m. PT / 1:00 p.m. ET, through November 15, 2019, at 8:59 p.m. PT / 11:59 p.m. ET. To access the replay, dial (844) 512-2921 (U.S.), and use passcode 13695201. International callers should dial (412) 317-6671 and enter the same conference ID number.

Corporate Overview and Supplemental Financial Report
A Third Quarter 2019 Corporate Overview and Supplemental Financial Report is available on the Company’s website at www.clny.com. This information has also been furnished to the U.S. Securities and Exchange Commission in a Current Report on Form 8-K.

About Colony Capital, Inc.
Colony Capital, Inc. (NYSE: CLNY) is a leading global investment management firm with assets under management of $53 billion, which includes approximately $14 billion of assets under management from Digital Bridge, a leading global investment manager of digital infrastructure assets including cell towers, small cells, fiber and data centers. The Company manages capital on behalf of its stockholders, as well as institutional and retail investors in private funds, and traded and non-traded real estate investment trusts. The Company has significant holdings in: (a) the healthcare, industrial and hospitality property sectors; (b) Colony Credit Real Estate, Inc. (NYSE: CLNC), which is externally managed by a subsidiary of the Company; and (c) various other equity and debt investments. The Company is headquartered in Los Angeles with key offices in Boca Raton, New York, Paris and London, and has over 450 employees across 21 locations in 13 countries including employees assumed in the July 2019 business combination with Digital Bridge. For additional information regarding the Company and its management and business, please refer to www.clny.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond the Company’s control, and may cause the Company’s actual results to differ significantly from those expressed in any forward-looking statement. Factors that might cause such a difference include, without limitation, the timing and content of the Company’s strategic plan, including the Company’s ability to continue executing on all or any of the Company’s related initiatives and whether the Company and its stockholders will realize any benefits from such initiatives, whether the Company will enter into a definitive agreement with CLNC to internalize its management and transfer the Company’s credit management business to CLNC, our ability to achieve anticipated compensation and administrative cost savings pursuant to our corporate restructuring and reorganization plan, in the timeframe expected or at all, the Company’s ability to realize anticipated benefits from its strategic initiatives, including the acquisition of DBH, the potential sale of our industrial platform, the acquisition of a Latin American private equity platform, and the formation of certain other investment management platforms, including any impact of such initiatives on our company’s growth and earnings profile, potential impairments, the impact of changes to the Company’s management, employee and organizational structure, including the implementation and timing of CEO succession plans, the Company’s ability to complete a sale of its industrial portfolio, including the related management platform within the timeframe contemplated, or at all, the Company’s use of any proceeds received from a sale of its industrial portfolio if completed, Digital Colony’s ability to complete the pending acquisition of Zayo Group Holdings, Inc. on the terms contemplated or at all, the Company’s financial flexibility, including borrowing capacity under its revolving credit facility, the Company's ability to grow its investment management business, the timing, pace of growth and performance of the Company's industrial platform, the performance of the Company’s investment in CLNC, the Company’s ability to maintain or create future permanent capital vehicles under its management, the level of the Company’s commitments to its managed vehicles, whether the Company will realize any anticipated benefits from the CRC strategic joint venture, including the Company’s ability to syndicate its investment to third parties through its Alpine Energy platform, the Company’s ability to complete certain anticipated sales of healthcare assets, the Company's portfolio composition, Colony Capital’s liquidity, including its ability to continue to generate liquidity by additional sales of assets in its Other Equity and Debt segment, the Company's expected taxable income and net cash flows, excluding the contribution of gains, whether the Company will maintain or produce higher Core FFO per share (including or excluding gains and losses from sales of certain investments) in the coming quarters, or ever, the Company’s ability to maintain or grow the dividend at all in the future, the impact of any changes to the Company’s management agreements with NorthStar Healthcare Income, Inc. and other managed companies, whether Colony Capital will be able to maintain its qualification as a REIT for U.S. federal income tax purposes, the timing of and ability to deploy available capital, including whether any redeployment of capital will generate higher total returns, the timing of and ability to complete repurchases of Colony Capital’s stock, Colony Capital’s ability to maintain inclusion and relative performance on the RMZ, Colony Capital’s leverage, including the Company’s ability to reduce debt and the timing and amount of borrowings under its credit facility, the ability of the Company to refinance certain mortgage debt on similar terms to those currently existing or at all, whether the Company will benefit from the combination of its broker-dealer business with S2K Financial, increased interest rates and operating costs, adverse economic or real estate developments in Colony Capital’s markets, Colony Capital’s failure to successfully operate or lease acquired properties, decreased rental rates, increased vacancy rates or failure to renew or replace expiring leases, increased costs of capital expenditures, defaults on or non-renewal of leases by tenants, the impact of economic conditions on the borrowers of Colony Capital’s commercial real estate debt investments and the commercial mortgage loans underlying its commercial mortgage backed securities, adverse general and local economic conditions, an unfavorable capital market environment, decreased leasing activity or lease renewals, and other risks and uncertainties detailed in our filings with the U.S. Securities and Exchange Commission (“SEC”). All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Additional information about these and other factors can be found in Colony Capital’s reports filed from time to time with the SEC.

Colony Capital cautions investors not to unduly rely on any forward-looking statements. The forward-looking statements speak only as of the date of this press release. Colony Capital is under no duty to update any of these forward-looking statements after the date of this press release, nor to conform prior statements to actual results or revised expectations, and Colony Capital does not intend to do so.

Source: Colony Capital, Inc.
Investor Contacts:
Addo Investor Relations
Lasse Glassen
310-829-5400

(FINANCIAL TABLES FOLLOW)

COLONY CAPITAL, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)
(Unaudited)

	September 30, 2019	December 31, 2018
Assets
Cash and cash equivalents	$455,330	$461,912
Restricted cash	257,435	364,605
Real estate, net	9,722,420	10,826,010
Loans receivable, net	1,454,199	1,659,217
Equity and debt investments	2,291,121	2,529,747
Goodwill	1,374,809	1,514,561
Deferred leasing costs and intangible assets, net	438,365	445,930
Assets held for sale	5,560,203	3,967,345
Other assets	516,964	400,143
Due from affiliates	53,148	45,779
Total assets	$22,123,994	$22,215,249
Liabilities
Debt, net	$8,666,108	$8,975,372
Accrued and other liabilities	923,432	634,144
Intangible liabilities, net	95,502	147,470
Liabilities related to assets held for sale	2,334,643	1,218,495
Due to affiliates	36,285	—
Dividends and distributions payable	86,588	84,013
Total liabilities	12,142,558	11,059,494
Commitments and contingencies
Redeemable noncontrolling interests	5,987	9,385
Equity
Stockholders’ equity:
Preferred stock, $0.01 par value per share; $1,436,605 liquidation preference; 250,000 shares authorized; 57,464 shares issued and outstanding	1,407,495	1,407,495
Common stock, $0.01 par value per share
Class A, 949,000 shares authorized; 487,018 and 483,347 shares issued and outstanding, respectively	4,871	4,834
Class B, 1,000 shares authorized; 734 shares issued and outstanding	7	7
Additional paid-in capital	7,538,356	7,598,019
Distributions in excess of earnings	(3,307,886)	(2,018,302)
Accumulated other comprehensive income	20,888	13,999
Total stockholders’ equity	5,663,731	7,006,052
Noncontrolling interests in investment entities	3,855,334	3,779,728
Noncontrolling interests in Operating Company	456,384	360,590
Total equity	9,975,449	11,146,370
Total liabilities, redeemable noncontrolling interests and equity	$22,123,994	$22,215,249

COLONY CAPITAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2018	2019	2018
Revenues
Property operating income	$462,155	$494,945	$1,409,841	$1,500,991
Interest income	40,237	59,883	121,362	167,326
Fee income	111,854	32,915	178,315	106,733
Other income	38,249	10,984	64,475	35,762
Total revenues	652,495	598,727	1,773,993	1,810,812
Expenses
Property operating expense	274,351	286,386	824,333	871,536
Interest expense	130,034	134,245	406,661	415,397
Investment and servicing expense	13,096	11,076	51,562	55,546
Transaction costs	100	228	2,922	3,585
Placement fees	64	5,184	373	6,477
Depreciation and amortization	159,005	111,807	379,739	331,981
Provision for loan loss	17,233	7,825	35,847	27,133
Impairment loss	564,899	75,723	675,216	298,781
Compensation expense
Cash and equity-based compensation	87,043	44,469	160,990	144,085
Carried interest and incentive fee compensation	10,846	1,535	13,264	1,535
Administrative expenses	22,013	22,421	64,544	69,390
Total expenses	1,278,684	700,899	2,615,451	2,225,446
Other income (loss)
Gain on sale of real estate assets	8,224	33,016	43,754	91,869
Other gain (loss), net	(44,562)	29,677	(183,137)	133,731
Equity method earnings (losses)	46,777	5,031	(178,448)	34,338
Equity method earnings (losses)—carried interest	(474)	3,837	6,258	3,837
Loss before income taxes	(616,224)	(30,611)	(1,153,031)	(150,859)
Income tax benefit (expense)	(9,968)	1,955	(13,751)	35,279
Loss from continuing operations	(626,192)	(28,656)	(1,166,782)	(115,580)
Income from discontinued operations	60,350	11,242	86,139	28,100
Net loss	(565,842)	(17,414)	(1,080,643)	(87,480)
Net income (loss) attributable to noncontrolling interests:
Redeemable noncontrolling interests	364	865	2,317	2,042
Investment entities	15,170	28,914	51,744	74,517
Operating Company	(53,560)	(4,403)	(90,160)	(14,509)
Net loss attributable to Colony Capital, Inc.	(527,816)	(42,790)	(1,044,544)	(149,530)
Preferred stock redemption	—	—	—	(3,995)
Preferred stock dividends	27,137	27,185	81,412	89,960
Net loss attributable to common stockholders	$(554,953)	$(69,975)	$(1,125,956)	$(235,495)
Basic loss per share
Loss from continuing operations per basic common share	$(1.22)	$(0.16)	$(2.43)	$(0.50)
Net loss per basic common share	$(1.16)	$(0.15)	$(2.35)	$(0.47)
Diluted loss per share
Loss from continuing operations per diluted common share	$(1.22)	$(0.16)	$(2.43)	$(0.50)
Net loss per diluted common share	$(1.16)	$(0.15)	$(2.35)	$(0.47)
Weighted average number of shares
Basic	479,776	484,754	479,412	501,202
Diluted	479,776	484,754	479,412	501,202

COLONY CAPITAL, INC.
FUNDS FROM OPERATIONS AND CORE FUNDS FROM OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended September 30, 2019	Nine Months Ended September 30, 2019
Net loss attributable to common stockholders	$(554,953)	$(1,125,956)
Adjustments for FFO attributable to common interests in Operating Company and common stockholders:
Net loss attributable to noncontrolling common interests in Operating Company	(53,560)	(90,160)
Real estate depreciation and amortization	116,615	430,513
Impairment of real estate	177,900	291,122
Gain from sales of real estate	(12,928)	(75,250)
Less: Adjustments attributable to noncontrolling interests in investment entities	(67,498)	(191,477)
FFO attributable to common interests in Operating Company and common stockholders	(394,424)	(761,208)

Additional adjustments for Core FFO attributable to common interests in Operating Company and common stockholders:
Gains and losses from sales of depreciable real estate within the Other Equity and Debt segment, net of depreciation, amortization and impairment previously adjusted for FFO (1)	(39,959)	(47,809)
Gains and losses from sales of businesses within the Investment Management segment and impairment write-downs associated with the Investment Management segment	387,000	409,420
CLNC Core Earnings & NRE Cash Available for Distribution adjustments (2)	5,063	269,108
Equity-based compensation expense	11,590	28,328
Straight-line rent revenue and expense	(466)	(12,727)
Amortization of acquired above- and below-market lease values, net	(3,569)	(10,893)
Amortization of deferred financing costs and debt premiums and discounts	16,158	59,156
Unrealized fair value losses on interest rate and foreign currency hedges, and foreign currency remeasurements and realized gains and losses on interest rate hedging instruments existing at the time of the January 2017 merger with remaining terms greater than one year that served as economic hedges for any financing or refinancing of the Company's real estate verticals	93,322	240,598
Acquisition and merger-related transaction costs	101	4,279
Restructuring and merger integration costs (3)	18,592	19,722
Amortization and impairment of investment management intangibles	65,158	80,731
Non-real estate depreciation and amortization	1,588	4,730
Gain on consolidation of equity method investment	(51,400)	(51,400)
Amortization of gain on remeasurement of consolidated investment entities	—	3,807
Tax effect of Core FFO adjustments, net	(5,500)	(10,367)
Less: Adjustments attributable to noncontrolling interests in investment entities	(1,653)	(6,787)
Core FFO attributable to common interests in Operating Company and common stockholders	$101,601	$218,688

FFO per common share / common OP unit (4)	$(0.74)	$(1.46)
FFO per common share / common OP unit—diluted (4)(5)	$(0.74)	$(1.46)
Core FFO per common share / common OP unit (4)	$0.19	$0.42
Core FFO per common share / common OP unit—diluted (4)(5)(6)	$0.19	$0.42
Weighted average number of common OP units outstanding used for FFO and Core FFO per common share and OP unit (4)	534,772	522,650
Weighted average number of common OP units outstanding used for FFO per common share and OP unit—diluted (4)(5)	534,772	522,650
Weighted average number of common OP units outstanding used for Core FFO per common share and OP unit—diluted (4)(5)(6)	562,709	525,200

__________

(1)
For the three months ended September 30, 2019, net of $47.4 million consolidated or $41.8 million CLNY OP share and for the nine months ended September 30, 2019, net of $93.9 million consolidated or $67.1 million CLNY OP share of depreciation, amortization and impairment charges previously adjusted to calculate FFO.

(2)
Represents adjustments to align the Company’s Core FFO with CLNC’s definition of Core Earnings and NRE’s definition of Cash Available for Distribution (“CAD”) to reflect the Company’s percentage interest in the respective company’s earnings.

(3)
Restructuring and merger integration costs primarily represent costs and charges incurred as a result of the corporate restructuring and reorganization plan announced in November 2018. Also included to a lesser degree are costs and charges related to the implementation of our strategic plan including the sale of the Industrial business. These integration and restructuring costs are not reflective of the Company’s core operating performance and the Company does not expect to incur these costs subsequent to the completion of the corporate restructuring and reorganization plan and the strategic plan. The majority of these costs consist of severance, employee costs of those separated or scheduled for separation, system integration and lease terminations.

(4)	Calculated based on weighted average shares outstanding including participating securities and assuming the exchange of all common OP units outstanding for common shares.

(5)
For the three months ended September 30, 2019, included in the calculation of diluted Core FFO per share is the effect of adding back $4.4 million of interest expense associated with convertible senior notes and 25.4 million of weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. For the nine months ended September 30, 2019, included in the calculation of diluted Core FFO per share is the effect of adding back $0.5 million of interest expense associated with convertible senior notes and 1.1 million of weighted average dilutive common share equivalents for the assumed conversion of the convertible senior notes. For the three months and nine months ended September 30, 2019, such interest expense and weighted average dilutive common share equivalents are excluded for the calculation of diluted FFO as the effect would be antidilutive.

(6)
For the three months ended September 30, 2019, included in the calculation of diluted Core FFO per share are 2,451,400 weighted average performance stock units, which are subject to both a service condition and market condition, and 67,300 weighted average shares of non-participating restricted stock. For the nine months ended September 30, 2019, included in the calculation of diluted Core FFO per share are 1,320,900 weighted average performance stock units, which are subject to both a service condition and market condition, and 99,100 weighted average shares of non-participating restricted stock.

COLONY CAPTITAL, INC.
RECONCILIATION OF NET INCOME (LOSS) TO NOI
The following tables present: (1) a reconciliation of property and other related revenues less property operating expenses for properties in our Healthcare, Industrial, and Hospitality segments to NOI and (2) a reconciliation of such segments' net income (loss) for the three months ended September 30, 2019 to NOI:

	Three Months Ended September 30, 2019
(In thousands)	Healthcare	Industrial(1)	Hospitality
Total revenues	$136,091	$98,642	$218,378
Straight-line rent revenue and amortization of above- and below-market lease intangibles	1,235	(4,518)	314
Interest income	—	(240)	—
Other income	—	—	(69)
Property operating expenses (2)	(66,042)	(26,051)	(141,235)
Compensation and administrative expense (2)	—	(1,042)	—
NOI(3)	$71,284	$66,791	$77,388
_________

(1)	Industrial financial results are classified as discontinued operations on the Company's consolidated statement of operations for the three months ended September 30, 2019.

(2)
For healthcare and hospitality, property operating expenses include property management fees paid to third parties. For industrial, there are direct costs of managing the portfolio which are included in compensation expense.

(3)	For hospitality, NOI is before FF&E Reserve.

	Three Months Ended September 30, 2019
(In thousands)	Healthcare	Industrial(1)	Hospitality
Net income (loss)	$(112,554)	$38,981	$(34,365)
Adjustments:
Straight-line rent revenue and amortization of above- and below-market lease intangibles	1,235	(4,518)	314
Interest income	—	(240)	—
Interest expense	46,029	21,130	40,641
Transaction, investment and servicing costs	1,009	54	1,728
Depreciation and amortization	38,998	12,342	36,133
Impairment loss	92,885	—	31,555
Compensation and administrative expense	2,537	3,832	1,658
Gain on sale of real estate	(833)	(4,675)	—
Other (gain) loss, net	2,544	12	37
Other income	—	—	(69)
Income tax (benefit) expense	(566)	(127)	(244)
NOI(2)	$71,284	$66,791	$77,388
_________

(1)	Industrial financial results are classified as discontinued operations on the Company's consolidated statement of operations for the three months ended September 30, 2019.

(2)	For hospitality, NOI is before FF&E Reserve.

The following table summarizes third quarter 2019 net income (loss) by segment:

(In thousands)	Net Income (Loss)
Healthcare	$(112,554)
Industrial	38,981
Hospitality	(34,365)
CLNC	7,979
Other Equity and Debt	(5,160)
Investment Management	(316,302)
Amounts Not Allocated to Segments	(144,421)
Total Consolidated	$(565,842)